Exhibit 77(q)(1)(e)(11)

                                   SCHEDULE A

      The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Marsico Capital Management, LLC shall act as Portfolio Manager is as follows:

ING Marsico Growth Portfolio